ShengdaTech, Inc. Announces Second Quarter Results

Published: August 15, 2008

TAI'AN, Shandong, China, Aug. 15 /Xinhua-PRNewswire-FirstCall/ — ShengdaTech Inc. ("ShengdaTech" or "The Company") (Nasdaq: SDTH), a leading manufacturer of nano precipitated calcium carbonate ("NPCC") in the People's Republic of China (PRC) and a major manufacturer of coal-based chemical products in Tai'an City, Shandong Province, PRC, today reported financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights

—	Revenue for the second quarter increased 75.7% year-over-year to $39.8 million
—	Gross margin increased 300 basis points year-over-year to a record 36.8%
—	Net income increased 66.3% year-over-year to $10.0 million, or $0.18 per diluted share
—	Developed new NPCC product for application in automobile undercoating paints
—	Began production and shipment of NPCC products from the three new stainless steel NPCC lines with a total annual capacity of 60,000 metric tons
—	Raised $115 million in gross proceeds from a convertible senior notes offering, including full exercise of the over-allotment option
—	Selected Zibo, Shandong Province as site to build the next new NPCC production facility with annual capacity of 120,000 metric tons
—	Announced intent to acquire leading nitric acid fertilizer company, Jinan Fertilizer Co. Ltd. ("Jinan Fertilizer"), and relocate coal-based chemical operations to Jinan City, Shandong Province

Revenues for the second quarter of 2008 increased to $39.8 million, up 75.7% from $22.7 million in the same quarter of 2007. The strong revenue growth was due to higher selling prices and increased demand for both chemical and NPCC products. The revenue growth was also attributable to the NPCC capacity expansion with three new stainless steel NPCC production lines added in April 2008. At quarter end, total annual NPCC production capacity was 190,000 metric tons compared to 90,000 metric tons a year ago. The NPCC segment contributed 47.9% of total revenue in the quarter and the chemical segment contributed the remaining 52.1%, compared to 47.7% and 52.3%, respectively, in the same period a year ago.

"We are pleased to report growth of 75% in revenue and 66% in net income due to continued strong market demand for our NPCC and chemical products. During the second quarter of 2008, we made a significant breakthrough in the development of our new NPCC product, 'NPCCA301,' for use in automobile undercoating paints. We added six new domestic customers including one new tire manufacturer, three adhesive producers, and a paper manufacturer. We successfully expanded our international customers by adding four new clients, a Korean tire manufacturer, Vietnamese and Israeli polyethylene manufacturers, and an automobile undercoating company in Singapore. In addition, our new NPCC lines, with a total capacity of 60,000 metric tons, reached 70% operating capacity this quarter," Mr. Xiangzhi Chen, President and CEO of ShengdaTech, commented. "The planned acquisition of Jinan Fertilizer will strengthen our position in the coal-based chemical sector, and once due diligence now underway is completed, we anticipate a relatively seamless transition of our existing chemical facility to the new location."

Revenue from NPCC products increased 76.4% to $19.1 million in the second quarter of 2008 from $10.8 million in the second quarter of 2007. The increase in year-over-year revenue was due to the addition of 60,000 metric tons of NPCC capacity added in April 2008,, which was operating at 70% utilization by the end of the second quarter of 2008. Total volume of NPCC sold during the second quarter of 2008 was 44,744 metric tons, up 16,714 metric tons, or 59.6%, from 28,030 metric tons in the second quarter of 2007. NPCC for use in tires and PVC represented the majority of the NPCC sales at 44.9% and 32.6% of total NPCC revenue, respectively. NPCC for use in latex increased 59.7% sequentially, representing 11.9% of total NPCC revenue. Sales from NPCC used in the production of printing ink, paint, paper, PE, and the Company's newest NPCC application, automobile undercoating paints, combined to generate 10.6% of NPCC revenue.

Revenue from the chemical segment for the second quarter of 2008 was $20.7 million, up 75.0% from $11.9 million in the second quarter of 2007. Sales of liquid ammonia, which represented 37.5% of the chemical segment's revenue, increased 53.8% as a result of increased selling prices. Ammonium bicarbonate and methanol represented 29.5% and 18.7%, respectively of the chemical segment's revenue, and melamine contributed the remaining 14.3% of chemical segment revenue during the quarter.

Gross profit increased to $14.6 million in the second quarter of 2008, up 91.1% from $7.7 million in the second quarter 2007. Gross margin for the quarter was 36.8% compared to 33.8% for the same period in 2007. The chemical segment benefited from the increase of average selling price of liquid ammonia, methanol, melamine, ammonia bicarbonate and ammonia resulting in gross margin of 33.1%, up 7.4 percentage points from 25.7% in the same period in 2007. Gross margin for the NPCC segment was 40.8% in the second quarter, a decrease of 1.9 percentage points from 42.7% in the same quarter last year as a result of higher average raw coal prices, which were not fully offset by increases in NPCC average selling price.

Selling expenses in the second quarter of 2008 were $0.6 million, or 1.6% of revenue, up from $0.4 million, or 1.6% of revenue, in the same period last year primarily due to higher sales commissions as a result of increased sales volume from both the chemical and NPCC segments. General and administrative (G&A) expenses were $1.3 million, or 3.2% of revenue, up from $0.7 million, or 3.2% of revenue, for the same period last year. The increase was mainly due to additional Nasdaq listing maintenance fees and increased R&D expenses.

Operating income in the second quarter of 2008 was $12.7 million, up 92.9% from $6.6 million in the same period a year ago. Operating margin was 31.9% compared to 29.0% in the second quarter of 2007.

Interest expense in the second quarter was $0.6 million, due to interest payments on the Company's convertible notes issued in June 2008.

Provision for income tax in the second quarter of 2008 was $2.1 million, up from $0.6 million in the second quarter of 2007. The significant increase was due to (1) the end of the two-year phase of the income tax holiday at the Company's Xiangyang factory, which began paying taxes at the 50% level (or 16.5% of taxable income) beginning in 2008 through 2010 and (2) an increase in taxable income. The Company's facility in Shandong began to pay a tax rate of 16.5% in 2007 and will continue to do so through 2009.

Net income in the second quarter of 2008 was $10.0 million, up 66.3% from $6.0 million in the same period last year. Fully diluted earnings per share for the second quarter of 2008 were $0.18, compared to fully diluted earnings per share of $0.11 in the second quarter of 2007.

Six Months Results

For the first six months of 2008, total revenue was $68.4 million, up 52.5% from the first six months of 2007. Revenue from the chemical business was ,$35.9 million, up 43.2% from $25.1 million in the same period a year ago, representing 52.4% of total revenue. The NPCC business comprised the balance of 47.6% of revenue at $32.5 million, up 64.2% from $19.8 million in the first six months of 2007. Total gross profit for the first six months of 2008 was $24.7 million, up 68.8% from gross profit of $14.6 million in the comparable period a year ago. Total gross margin was 36.1% and 32.6% for the first six months of 2008 and 2007, respectively. Income from operations was $21.6 million, up 71.3% from $12.6 million in the first six months of 2007. Net income for the first six months of 2008 was $17.4 million, up 52.5% from $11.4 million in the first six months of 2007. Fully diluted earnings per share were $0.32 for the first six months of 2008 compared to $0.21 in the first six months of 2007.

Financial Condition

As of June 30, 2008, ShengdaTech had $138.2 million in cash and cash equivalents, $133.8 million in working capital and $115.0 million in long-term convertible senior notes. Net cash provided by operating activities was $25.2 million. Shareholders' equity stood at $113.0 million, up from $89.0 million at year end 2007.

In the second quarter of 2008, ShengdaTech generated $115.0 million in gross proceeds from the sale of 6.00% senior convertible notes due 2018, including full exercise of the over-allotment option. The Company plans to use the net proceeds from the offering to fund the announced NPCC expansion in Zibo, Shandong Province, which will add to the current NPCC production capacity, to finance the planned acquisition of Jinan Fertilizer, and to provide cash for working capital requirements.

Business Outlook

ShengdaTech began production at its three new stainless steel NPCC lines in Shaanxi province in April 2008. This facility, which has a total production capacity of 60,000 metric tons, ramped up to 70% capacity through the first half of 2008 and is currently producing at 100% utilization.

In the face of rising commodity prices in China, the Company has entered into a contract with a leading supplier of anthracite in China to supply anthracite to ShengdaTech at a discounted price. Under the contract terms, ShengdaTech will purchase 25,000 metric tons of anthracite per month for the months of July and August 2008, the total savings to the Company will be approximately $1.14 million. The Company will continue to pursue opportunities such as this to minimize and control raw material cost increases as much as possible.

The Company's R&D center continues to develop new applications for NPCC and recently made a significant breakthrough in the development of a new NPCC product for automobile undercoating paints. The Company estimates the current domestic demand for NPCC in automobile undercoating paints is approximately 100,000 metric tons annually. The Company's R&D facility is working on new NPCC applications for asphalt, epoxy resin, and paper.

In June, ShengdaTech announced its plan to invest approximately $56 million for (1) the purchase of 58 acres of land, (2) the construction of a plant with a capacity of 120,000 metric tons, and (3) equipment for the production of 60,000 metric tons of NPCC in Zibo, Shandong Province. Construction of the new plant is scheduled to commence this month, with production scheduled to begin by July 2009,. The government will provide the Company with a supply of limestone reserves of approximately 150 million metric tons, which yields approximately 107 million metric tons of NPCC, and transfer mining rights to the Company. The Company expects to expand its total annual production capacity of NPCC to 310,000 metric tons by the end of 2009.

ShengdaTech has announced plans to acquire Jinan Fertilizer Co., Ltd, a state-owned nitrogenous fertilizer company based in Jinan, the capital of Shandong Province. As announced, the Company intends to relocate its existing coal-based chemical operations to Jinan Fertilizer's facility as the Company received a relocation notice from the Tai'an City Government requiring the chemical factory in Tai'an City, Shandong Province to close by November 1, 2008. The Company estimates that once Jinan Fertilizer achieves full operations in 2008, it could yield annual sales of approximately three times the current sales of ShengdaTech's existing chemical business. The gross margin is estimated to be equal to or higher than the current chemical business at targeted production levels. The Company is expected to disclose more detailed financial information on the acquisition upon completion of a financial audit, a business case analysis, and Board of Director approval, all of which is expected to be completed in August or September 2008.

"We are excited about our robust growth this quarter and year-to-date. Demand for our NPCC and chemical products remained strong. We seek to expand our share in the NPCC market in China and internationally by continuing to sell the proven NPCC value proposition. Our customers are realizing that NPCC is a cost-effective way to improve measurably the quality of the products they produce using our proprietary formulas. Currently we are in the R&D testing process with a number of new customers including 26 potential domestic customers and five potential international customers; in addition, we are working in close contact with 47 potential customers, and will start the testing process soon," commented Mr. Chen. "We believe Jinan Fertilizer's operations will benefit from our proven management and industry experience, and we will work diligently to integrate our existing chemical operations as smoothly as possible. Jinan Fertilizer's Quancheng brand is a well-known, high-quality name in Shangdong Province and will allow us to expand our current product offering, increase our customer base and gain a strong foothold in the concentrated nitric acid markets, both in China and internationally."

Conference Call

ShengdaTech will host a conference call at 9:00 a.m. EDT on Monday, August 18, 2008, to discuss the 2008 second quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial 617-614-4070. The pass code for the call is 13842953. If you are unable to participate in the call at this time, a replay will be available on Monday, August 18, 2008 at 11:00 a.m. EDT through Monday, September 1, 2008. To access the replay, dial 888-286-8010, international callers should dial 617-801-6888. The conference pass code is 19213198. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology co-developed with Tsinghua University. ShengdaTech is the only company possessing proprietary NPCC technology in China. Its NPCC products are mainly exported to countries like South Korea, Singapore, Malaysia, Vietnam, etc. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to prepare for growth, the Company's planned manufacturing capacity expansion in 2008 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, pricing and demand trends for the Company's chemical products, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, risk associated with large scale implementation of the new NPCC manufacturing process, the ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

- Financial Tables Follow -

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sale of Products	$39,845,453	$22,680,529	$68,398,357	$44,860,800
Cost of Products Sold	25,199,782	15,015,622	43,689,617	30,221,308

Gross Profit	14,645,671	7,664,907	24,708,740	14,639,492

Operating Expenses:
Selling expense	646,952	355,885	1,088,790	840,725
General and administrative expense	1,294,169	722,280	2,023,930	1,194,371
Total Operating Expenses	1,941,121	1,078,165	3,112,720	2,035,096

Income from Operations	12,704,550	6,586,742	21,596,020	12,604,396

Other Income (Expense):
Interest expense	(565,620)	—	(565,620)	—
Interest income	36,702	64,549	72,857	132,286
Non-operating (expense) income	(3,482)	—	(13,542)	—
Net Other Income	(532,400)	64,549	(506,305)	132,286

Income Before Income Taxes	12,172,150	6,651,291	21,089,715	12,736,682
Provision for income taxes	2,141,198	618,404	3,643,777	1,297,167

Net Income	$10,030,952	$6,032,887	$17,445,938	$11,439,515

Other comprehensive income: foreign currency translation adjustments	2,719,050	1,015,358	6,595,331	1,600,575
Comprehensive income	$12,750,002	$7,048,245	$24,041,269	$13,040,090

Earnings Per Share:
Basic	$0.19	$0.11	$0.32	$0.21
Diluted	$0.18	$0.11	$0.32	$0.21
Weighted Average Shares Outstanding:
Basic	54,202,036	54,095,103	54,202,036	54,095,103
Diluted	58,809,297	54,257,388	56,505,666	54,257,388

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2008	2007
		Restated
ASSETS
Current Assets
Cash and cash equivalents	$138,208,349	$26,366,568
Trade accounts receivable, less allowance for doubtful accounts of $0	9,376,306	7,889,001
Other receivables	153,281	13,962
Advances to suppliers	94,589	2,249,867
Inventory	2,729,875	1,955,384
Receivable from related parties	1,822	1,712
Total Current Assets	150,564,222	38,476,494

Property and Equipment, net of accumulated depreciation of $8,239,905 and $6,126,393,, respectively	89,073,422	62,343,416
Land use rights, net of accumulated amortization of $2,298 and $1,031, respectively	135,564	124,028
Loan costs, net of accumulated amortization of $143,143 and $0, respectively	5,684,993	—
TOTAL ASSETS	$245,458,201	$100,943,938

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$7,330,420	$5,296,530
Other payables and accrued expenses	4,928,095	3,276,473
Income and other taxes payable	4,102,610	2,303,402
Payable to related parties	354,398	1,064,348
Make whole obligation, current portion	—	—
Total Current Liabilities	16,715,523	11,940,753
Long-term Liabilities
Long-term payable	694,141	—
Long Term Convertible Senior Notes Payable, net of discount of $20,700,000 and Make-whole obligation	115,000,000	—
Total Liabilities	132,409,664	11,940,753
Shareholders' Equity
Preferred stock - $0.00001 par value; 10,000,000 shares authorized; no shares outstanding	—	—
Common stock - $0.00001, par value; 100,000,000 shares authorized; 54,202,036 shares outstanding	541	541
Additional paid-in capital	21,620,552	21,616,469
Statutory reserves	5,642,419	5,642,419
Retained earnings	72,322,983	54,877,045
Accumulated other comprehensive income	13,462,042	6,866,711
Total Shareholders' Equity	113,048,537	89,003,185
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$245,458,201	$100,943,938

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six Months Ended
	June 30,
	2008	2007
Cash Flows from Operating Activities:
Net income	$17,445,938	$11,439,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,671,539	858,658
Amortization of loan costs	143,143	—
Changes in assets and liabilities:
Accounts receivable	(951,719)	(2,471,886)
Other receivables	(134,489)	139,273
Advances to suppliers	2,234,777	832,760
Inventory	(630,215)	605,558
Trade accounts payable	2,319,339	1,723,938
Other payables and accrued expenses	1,451,179	84,329
Income and other taxes payable	1,604,071	733,034
Advances from customers	—	(121,281)
Net Cash provided by Operating Activities	25,153,563	13,823,898

Cash Flows from Investing Activities:
Purchase of property and equipment and construction in progress	(23,747,227)	(16,113,759)
Purchase of land use rights	—	(93,293)
Net Cash used in Investing Activities	(23,747,227)	(16,207,052)

Cash Flows from Financing Activities:
Proceeds from sale of convertible senior notes	115,000,000	—
Cash paid for offering costs	(5,828,136)	—
Changes in related party receivable / payable	(756,352)	(5,199,760)
Distribution to shareholder	—	(150,725)
Net Cash provided by (used in) Financing Activities	108,415,512	(5,350,485)

Effect of Exchange Rate Changes in Cash	2,019,933	675,469

Net Change in Cash	111,841,781	(7,058,170)
Cash and Cash Equivalents at Beginning of Period	26,366,568	34,684,142
Cash and Cash Equivalents at End of Period	$138,208,349	$27,625,972

For more information, please contact:

Crocker Coulson, President

CCG Investor Relations

Tel:	+1-646-213-1915

Email:	crocker.coulson@ccgir.com

Web site: http://www.ccgir.com